UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                         COMMISSION FILE NUMBER: 0-27445

                           NOTIFICATION OF LATE FILING

(Check one):  [X] Form 10-KSB       [ ] Form 20-F       [ ] Form 11-K
              [ ] Form 10-QSB       [ ] Form 10-D       [ ] Form N-SAR
              [ ] Form N-CSR

                  For Period Ended: December 31, 2006
                                    -----------------

                  [ ]        Transition Report on Form 10-K
                  [ ]        Transition Report on Form 20-F
                  [ ]        Transition Report on Form 11-K
                  [ ]        Transition Report on Form 10-Q
                  [ ]        Transition Report on Form N-SAR

         For the Transition Period Ended: ______________________________________

  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:__________________________________

________________________________________________________________________________

PART I - REGISTRANT INFORMATION

Enviro Voraxial Technology, Inc.
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Full Name of Registrant

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Former Name if Applicable

821 NW 57th Place
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Address of Principal Executive Office (Street and Number)

Fort Lauderdale, Florida 33309
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         |X|      (a)      The reason described in reasonable detail in Part III
                           of this form could not be eliminated without unreasonable effort or expense.

         |X|      (b)      The subject annual report, semi-annual report,
                           transition report on Form 10-K, Form 20-F, Form 11-K,
                           Form N-SAR or Form N-CSR, or portion thereof, will be
                           filed on or before the fifteenth calendar day
                           following the prescribed due date; or the subject
                           quarterly report or transition report on Form 10-Q or
                           subject distribution report on Form 10-D, or portion
                           thereof, will be filed on or before the fifth
                           calendar day following the prescribed due date; and
         [ ]       (c)     The accountant's statement or other exhibit required
                           by Rule 12b-25 has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Certain financial and other information necessary for an accurate and full completion of the Report on Form 10-KSB could not be provided within the prescribed time period without unreasonable effort or expense. The Registrant intends to file the subject Report on or before the fifteenth calendar day following the prescribed due date.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

           Alberto DiBella             (954)                  958-9968
           ---------------             -----                  --------
                (Name)              (Area Code)          (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed? If answer is no, identify reports.

         [X]  Yes        [ ]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof:

         [ ]  Yes        [X]  No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                        ENVIRO VORAXIAL TECHNOLOGY, INC.
                        --------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 31, 2007                 By:/s/ Alberto DiBella
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                                        Alberto DiBella, Chief Executive Officer